Exhibit 10.11

August 10, 2021

Troy Datcher

18024 Broadway Terrace,

Oakland, CA 94611

Dear Troy,

We are writing to you to extend an offer of employment with TPCO Holding Corp. (“Employer” or “Company”) so you can join us on our exciting new journey. Assuming you accept our offer as described and explained below, your employment by Employer under the terms outlined in this document will be effective upon execution.

This letter agreement (this “Letter Agreement” or “Agreement”) sets forth our binding offer of employment with Employer (or at the option of Employer, an affiliate of Employer) as the Chief Executive Officer of TPCO Holding Corp. upon the terms and conditions set forth in this Letter Agreement.

Employment Date/
Announcement Date:

Your employment with the Company shall commence on September 8, 2021 (the “Effective Date”). You agree to work with the Company in good faith to announce your acceptance of the Chief Executive Officer position on August 16, 2021.

Position:

Sole Chief Executive Officer of TPCO Holding Corp. In this full-time, exempt position as the Company’s most senior executive officer, you will render services commensurate with your office, which will include those usual and customary duties and responsibilities and as may be prescribed by the board of directors of the Employer (collectively, the “Board”). You shall report solely to the Board. You may work remotely subject to requisite business travel.

Compensation:

Annual rate of base salary USD$550,000 (the “Base Salary”) to be paid in accordance with Employer’s regular payroll practices. Your Base Salary will be reviewed at least annually with the opportunity (but not obligation) for merit increases, by the Board or the Compensation Committee of the Board. All cash compensation paid to you shall be in United States dollars. None of the payments or benefits provided (or to be provided) to you shall be subject to offset or mitigation.

Terms of Employment:

Your employment terms will be subject to the published personnel policies of Employer and its affiliates including, without limitation, rules relating to privacy, non-discrimination, use of Employer’s property, technology use matters, confidentiality, non-competition, solicitation of employees, vendors and customers, conflicts of interest, non-hostile work environment, non-discrimination, and other matters.

Bonuses:

Within 10 business days of the Effective Date, the Company will deliver to you a one-time signing bonus of $540,000, settled in cash, as consideration for joining the Company (“Signing Bonus”). To the extent your term of employment is shorter than 12-months, other than due to termination by the Company without Cause or by you for Good Reason (as defined below) or due to your death or “Disability” (as defined by USA Internal Revenue Code Section 22(e)(3)), a pro-rated portion of the Signing Bonus will be returned to the Company. For example, if you resign your employment six months after the Effective Date (other than for Good Reason), you would be obligated to return half of the Signing Bonus.

Further, you will be entitled to participate in the Company’s annual bonus plan (“Annual Bonus”) applicable to other senior executives, on the terms and subject to the conditions of such bonus plan, as may be in effect from time to time. The target amount for your Annual Bonus will be equal to 100.0% (“Target Annual Base Bonus Percentage”) of your Base Salary. The actual bonus amount earned will depend upon meeting Company and individual performance goals adopted by the Board or Compensation Committee of the Board or, if no such goals are adopted by the Board, then at the direction of and in the sole discretion of the Board or Compensation Committee. You need to continue to be employed on the date of payment of the Annual Bonus to be eligible to receive such Annual Bonus, except as provided below under “Severance.” Furthermore, specific performance bonuses may be awarded from time to time at the sole discretion of the Board or Compensation Committee of the Board relating to key Company objectives, such as graduating the Company to a major US stock exchange.

Equity Award:

In consideration of your accepting employment hereunder, you will be granted equity under the Company’s Equity Incentive Plan (“Plan”), in accordance with the vesting schedule and other terms set forth on Schedule A attached hereto.

Board Nomination:

At the Company’s next annual general meeting of the shareholders of the Company, you will be nominated to serve on the Board as a director in addition to your role as Chief Executive Officer and such nomination shall continue for each election of directors. After successful nomination, you shall serve as a director of the Board until the earlier to occur of (i) the next meeting of the shareholders of the Company at which directors are to be elected (provided that you may be re-elected by Company shareholders to continue to serve on the Board) or (ii) your resignation, termination, disqualification, death or removal.

Benefits:

During your employment, you will be entitled to participate in any health, disability, group term life insurance plans, salary deferrals plan, pension, retirement and profit-sharing plans, and/or in any other perquisites and benefit plans that Employer extends generally from time to time to its executives. In August 2021, the Company shall pay either you or your legal counsel for reasonable, actual, and recorded legal costs incurred in connection with the review and negotiation of this Agreement and related agreements.

Severance:

Upon termination of your employment for any reason, you will receive (i) all unpaid Base Salary accrued through your termination date, (ii) any vested payments/benefits to which you are entitled as of the termination date under the terms of any applicable Company employee benefit plan, and (iii) any unreimbursed business expenses for which you have submitted (or timely submit) properly documented reimbursement requests (such items in clauses (i) through (iii) are the “Accrued Benefits”). In the event of a termination of your employment by the Company without “Cause” (as defined below) or a resignation by you for “Good Reason” (as defined below), in addition to any unpaid amounts or reimbursement owed by Employer to you through your date of termination, you will be entitled (a) for continuation of your Base Salary for 18 months following the effective date of termination, and (b) for the payment by Employer of the employee portion of you medical insurance under COBRA for a period of 18 months following the effective date of your termination, (c) for payment of a pro-rated portion (based on the portion of the year that had elapsed as of your termination date) of the Annual Bonus applicable to the year of termination with payment occurring at the same time it would occur if you were still employed and (d) payment of any unpaid Annual Bonus for a prior completed year with payment occurring at the same time it would occur if you were still employed, subject in each case to your execution and non-revocation of a general release of claims substantially in the form attached hereto, and your continued compliance with your post-employment confidentiality covenants set forth below.

“Cause” means, in Employer’s reasonable good faith belief, any of the following has occurred with respect to your commission or omission: (a) a conviction of, or plea of guilty or nolo contendere to any felony; (b) a conviction of, or plea of guilty or nolo contendere under applicable securities laws; (c) willful misconduct resulting in material harm to Employer or any of its affiliates, including any acts which could materially threaten the reputation of Employer or any of its affiliates, or the continuity of the operating licenses of Employer or its affiliates; (d) fraud, theft or embezzlement against Employer or any affiliate of Employer, (e) willful violation of a material lawful published policy or procedure of Employer or any of its affiliates, resulting in any case in material harm to Employer or any of its affiliates, including any acts which could threaten the reputation or legal affairs of Employer or its affiliates, of the continuity of the operating licenses of Employer or its affiliates, or (f) a material breach of any non-competition, non-solicitation, nondisclosure, confidentiality or intellectual property assignment covenant with the Employer or any of its affiliates. Employer shall first be required to provide you with written notice of any act or circumstance which Employer contends constitutes Cause within forty-five (45) days after becoming aware of the occurrence of such event, and if such event is capable of cure provide you with thirty (30) days thereafter to cure such event and/or breach.

“Good Reason” means the occurrence of any one or more of the following without your prior written consent: (a) any material breach by Employer of the terms and provisions of this Letter Agreement; (b) material any adverse change in your authority, title, reporting relationship, duties or responsibilities in effect immediately prior to such change, or a reduction of your Base Salary; (c) a relocation by Employer of your principal work place to a location more than 30 miles from your then principal work place (if such new principal work place is more than 30 miles from your then principal residence) (provided however that the parties hereto agree and understand that this provision shall be reasonably interpreted consistent with COVID-19 factors may exist from time to time, if any), or (d) the failure of Employer to obtain an assumption agreement for this Letter Agreement from any successor in connection with a Sale Event or Change of Control (as each are defined below). You shall first be required to provide Employer written notice of any such event which you contend constitutes Good Reason within forty-five (45) days after the occurrence of such event, and thereafter provide Employer thirty (30) days to cure such event and/or breach. Such written notice shall describe in reasonable detail the alleged facts that result in a “Good Reason” departure.

“Sale Event” means in the event of the closing of any of the following: (A) any transaction (which shall include a series of transactions occurring within sixty days or occurring pursuant to a plan) that has the result that the shareholders of Employer immediately before such transaction cease to own at least fifty-one percent (51%) of the voting stock of Employer, or of any entity that results from the participation of Employer in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction, (B) a sale or exchange of all or substantially all of the assets of Employer, or (C) a plan of merger, consolidation, reorganization, liquidation or dissolution in which Employer does not survive.

Restrictive Covenants:

In consideration of the mutual covenants and agreements set forth in this Letter Agreement, you agree that during the term of your employment (and for six months thereafter with respect to the non-solicit of employees) to comply with the restrictive covenants set forth below:

Non-Solicit of Employees. You will not directly or indirectly, whether for your benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce any senior level manager or key employee of the Company to terminate employment with, or otherwise cease a relationship with, Company.

Non-Solicit of Customers. You will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts of the Company, or identified prospective clients, customers, or accounts of Company, which you had actual knowledge of prior to such solicitation.

Non-Compete. You will not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, distributor, consultant, employee, partner, lender to or investor in, any Restricted Enterprise (as defined below) in any in the state of California; provided, however, that in no event shall ownership (without management) of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited. “Restricted Enterprise” shall mean means any competitor business involved in the cultivation, sale, distribution or manufacture of cannabis products.

Confidentiality; Company Property. You acknowledge that you have had and will have access to non-public confidential and proprietary information and business methods relating to the Company’s business and operations (“Confidential Information”) and that the Company would be irreparably injured and the goodwill of the Company would be irreparably damaged if you were to breach the covenants set forth in this paragraph. In accordance with applicable law and in addition to any other rights and remedies provided herein, the Company shall be entitled to seek equitable relief by way of an injunction or otherwise for any such breach. During the term of employment and for a three year period thereafter, you will not (a) publish, disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, directly or indirectly, any Confidential Information respecting any aspect of the Company’s business, except to the Company or its managers, officers, employees, or consultants in providing services to or on behalf of the Company, or (b) use any Confidential Information that is detrimental to the Company, except in the course of providing services to or on behalf of the Company. All documents, including electronically encoded documents and equipment relating to the business of the Company and its affiliates, whether prepared by you or otherwise coming into your possession during the term of employment, are and shall remain the exclusive property of the Company or its affiliates (as applicable). Upon termination of employment, any documents and equipment that are removed must be returned promptly to the Company upon the written request of the Company. Notwithstanding the above, Company and you acknowledge and agree that the obligations set out in this paragraph shall not apply to any portion of Company Confidential Information which: (A) was at the time of disclosure to you part of the public domain by publication or otherwise; or (B) became part of the public domain after disclosure to you by publication or otherwise, except by breach of this Agreement; or (C) was already properly and lawfully in your possession at the time it was received from the Company; or (D) was or is lawfully received by you from a third party who was under no obligation of confidentiality with respect thereto; or (E) is required to be disclosed by law, regulation or judicial or administrative process, provided that all available legal remedies have been exhausted and written advance notice of such action was timely given to Company.

Termination:

Your employment contemplated hereunder will automatically terminate in the event of your death or Disability. Subject to any obligations set forth herein, Employer may terminate your employment hereunder at any time, with or without Cause upon sixty (60) days prior written notice.

This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. This Agreement contains the entire agreement with regard to your employment, and supersedes and replaces any prior agreements as to those matters, whether oral or written, other than as provided in this Agreement. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and the Board. If the terms set forth in this Letter Agreement are acceptable, please acknowledge your acceptance and agreement to be bound by the terms of this Letter Agreement by executing below and returning a signed copy of this Letter Agreement to the undersigned prior to the revocation of this Letter Agreement by the Employer. In the event of any conflict in terms between this Letter Agreement and any other agreement or Company policy, the terms of this Letter Agreement shall prevail and govern. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Letter Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy. On behalf of the entire leadership team at The Parent Company, we look forward to your acceptance of this Letter Agreement and the opportunity to work together.

Best regards,

/s/ Michael Auerbach
Authorized Signatory, The Parent Company (TPCO Holdings Corp)
Position: Chairperson of the Board

Your signature below verifies your acceptance of this Letter Agreement and agreement with the terms herein:

/s/ Troy Datcher
Signature, Troy Datcher

Date: 08/11/2021

Schedule A

Equity Award

At or before the Effective Date, you will be granted (under the Plan) a USD$ 3,000,000 “Initial Award” through restricted stock units of the Company (“RSUs”), which will vest as follows:

1.	25% (the “Initial Vested Amount”) will vest one hundred eighty (180) days after the Effective Date (the “Initial Vesting Period”).

2.	The remaining RSUs will vest in thirty (30) equal monthly installments beginning on the first day of the first month following the Initial Vesting Period.

If there is a Sale Event (as defined in this Letter Agreement) or Change of Control (as defined in the Plan), all unvested RSUs will vest immediately prior to the closing of the Sale Event or Change of Control. If you are terminated without Cause, resign for Good Reason, or your employment ceases as a result of your death or Disability (any of the foregoing, a “Non-Cause Termination”), your Initial Vested Amount (if not already vested) plus unvested RSUs equal to 30% of the RSU’s subject to the Equity Award (or such smaller number of unvested RSU’s) shall be deemed to be vested as of the effective date of such Non-Cause Termination. The number of RSUs subject to the Initial Award shall be calculated by dividing $3,000,000 by the Company common share closing price on the NEO Exchange Inc. on August 9, 2021. RSUs shall be settled upon vesting, and you may in your discretion use share withholding to satisfy any applicable tax withholding requirements. You will also be eligible to receive other equity compensation awards under the Plan (or successor plan) in order to ensure that you are receiving competitive equity compensation. The annual equity award that you may be eligible to receive, at the discretion of the Board, will have a target grant date value of 300% of your Base Salary.

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of the last date on which Executive and Company affix their signature hereto (the “Effective Date”), between Troy Datcher (“Executive”) and TPCO Holding Corp. and any of its affiliates (collectively, the “Company”) (together referred to herein as the “Parties”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(d), below. Executive and the Company are parties to an August 10, 2021 offer letter agreement (“Letter Agreement”).

1.    Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the Effective Date.

(a)    Released Claims. Subject to Company’s payment of its Severance payment obligations (as defined in and consistent with the terms of the Letter Agreement to which this Release is attached), on behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. This provision is intended by the Parties to be all encompassing and to act as a full and total release of any Claims that may legally be waived or released by Executive, whether specifically enumerated herein or not, that Executive might have or has had, that exists or ever has existed on or prior to the date that Executive signs this Release.

(b)    Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)    Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company or affiliate employee benefit plan, program, or policy;

(v)    Claims for indemnification under any indemnification agreement, directors and officers errors and omissions liability insurance policy, the Company’s bylaws, or any applicable law, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify Executive or hold him harmless for actions of Executive prior to his termination date; and

(vi)    Executive’s right to enforce the terms of the Letter Agreement.

(c)    The Company hereby and forever releases Executive from any and all claims of any nature whatsoever, known or unknown, that the Company may possess against Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date. The Company is not waiving its rights to enforce the terms of the Letter Agreement or this Release.

(d)    Specific Release of ADEA Claims. In accordance with the Age Discrimination in Employment Act (“ADEA”), Executive acknowledges and confirms that:

(i)    Executive has read this Release in its entirety and understands its terms;

(ii)    By this Release, Executive has been advised in writing to consult with an attorney of his choosing before signing this Release;

(iii)    Executive knowingly, freely, and voluntarily agrees to the terms and conditions in this Release including, the waiver, release, and covenants;

(iv)    Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;

(v)    Executive has been given at least twenty-one (21) days to consider this Release;

(vi)    Executive understands that the release in this paragraph does not apply to rights and claims that may arise after the Effective Date;

(vii)    Executive has seven (7) days after signing this Release to revoke it. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to Colin Brown at email: colin@theparent.co. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any Severance payments or benefits provided in the Letter Agreement.

(e)    EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.    Final Paycheck; Payment of Accrued Wages and Expenses. The Company will pay Executive all accrued but unpaid base salary earned through Executive’s termination date, in addition to all accrued and unused vacation, subject to standard payroll deductions and withholdings. The Company also will reimburse Executive for all outstanding expenses incurred prior to the termination date, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these payments along with any other Accrued Benefits (as defined in the Letter Agreement) regardless of whether Executive executes this Release of Claims.

3.    Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any of its affiliates with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately use his best efforts to cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Release and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in the Letter Agreement, (c) he has no workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Release by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Release by the Company and Executive, this Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

4.    No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Release, in any manner, including by way of subrogation or operation of law or otherwise. In the event of Executive’s death, this Release shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

5.    Non-Cooperation. For the avoidance of doubt, nothing in this Release will be construed to prohibit Executive cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the Ontario Securities Commission, Congress, or any agency Inspector General, provided, however, that Executive may not disclose information of the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. By signing the Release of Claims, however, Executive is waiving Executive’s right to recover any individual relief (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. If Executive intends to make any such reports or disclosures, Executive agrees to provide prior notice to the Company that he intends to provide such cooperation sufficient to permit the Company to object to such cooperation.

6.    Duty to Cooperate. Executive shall cooperate in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company, as well as any lawsuit brought by any third party that relates to any matter that Executive has knowledge of involving the Company, even if Executive was not directly involved in that matter during his employment. Executive understands that the Company will advance or promptly reimburse Executive for all reasonable, documented out-of-pocket expenses incurred as a result of Executive’s obligations under this section, in accordance with the Company’s then applicable expense guidelines. After Executive has provided 40 hours of service under this Paragraph 6 then any future services shall be compensated at an hourly rate equal to Executive’s last rate of pay and with such payments provided to Executive in the month after the month of service.

7.    Non-Disparagement. As a material inducement to the Company to enter into this Release, Executive agrees that he will not make any negative or disparaging comments about the Company, its Board of Directors, Executives, its Officers, or its employees. As a material inducement to the Executive to enter into this Release, the Company agrees that it will not make any negative or disparaging comments about Executive or his family.

8.    Public Disclosures. Executive understands that the Company is required to announce the Executive’s departure pursuant to applicable laws.

9.    Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

10.    Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

11.    Integration Clause. This Release and the Letter Agreement, contain the Parties’ entire agreement with regard to the transition of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written, other than as provided in the Letter Agreement. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Board of Directors of the Company.

12.    Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

13.    Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	COMPANY

Troy Datcher	By:
Title:

Date: _	Date: